                                              MATERIAL IN THIS DOCUMENT HAS
                                              BEEN OMITTED PURSUANT TO A
                                              CONFIDENTIAL TREATMENT REQUEST.
                                              THE OMITTED MATERIAL HAS BEEN
                                              FILED SEPARATELY WITH THE
                                              COMMISSION.

                  [BANKBOSTON ROBERTSON STEPHENS LETTERHEAD]

March 18, 1999

Mr. Frank Day
President
RB Capital Inc.

Dear Frank:

      COMMITMENT LETTER FOR EQUITY AND SUBORDINATED CREDIT FACILITIES

     You have advised BancBoston Robertson Stephens Inc. ("BRS"), that the undersigned RB Capital Inc., a Delaware corporation ("RB Capital") is seeking to obtain subordinated debt ("Junior Securities") in the amount of $22 million and to issue $4 million in equity securities which will be subject to the commitment of BRS set forth herein (the "Junior Equity Securities" and together with the Junior Securities, the "Securities"), on the terms and conditions described in the attached Annex A and, in part, in a separate letter dated as of December 3, 1998 (the "Engagement Letter"), principally to finance RB Capital's acquisition of, or business combination with, (the "Transaction") Rock Bottom Restaurants, Inc. ("Rock Bottom" or the "Company").

     BRS is hereby engaged to place all of the Securities with institutional investors (the "Investors"), as set forth herein, in Annex A and in the Engagement Letter. BRS will serve as the exclusive placement agent in connection with the placement of the Securities (in such capacity, the "Placement Agent"). BRS, in its capacity as Placement Agent, will perform all functions and exercise all authority outlined herein, in Annex A and in the Engagement Letter. In addition, at RB Capital's request, BRS will serve as placement agent with respect to the sale of up to $2 million of securities having the same terms as, but in addition to, the $4 million of Junior Equity Securities. BRS would conduct such placement for the same fees, and upon the same terms, as set forth herein and in the Engagement Letter; provided that BRS' commitment hereunder to purchase the Securities shall not apply to such additional securities.

     BRS is pleased to advise RB Capital that it is willing to make a commitment to purchase not in excess of $22 million of the Junior Securities and not in excess of $4 million of the Junior Equity Securities, based upon the proposed structure outlined in Annex A and subject to the terms and conditions outlined in this letter agreement, in the event that we are not successful in placing such securities.

Mr. Frank B. Day
March 18, 1999
Page 2

     The Placement Agent will manage the placement of the Securities, including Investor selection (which shall be reasonably acceptable to RB Capital), communication with and invitations to prospective Investors, acceptance of commitments, and final allocations of commitments among Investors. RB Capital agrees actively to assist the Placement Agent in achieving a private placement, on terms consistent with those outlined herein and in the Engagement Letter, which is satisfactory to RB Capital and the Placement Agent. This will be accomplished by a variety of means, including the preparation by RB Capital of a private placement memorandum (in consultation with BRS) and direct contact during the private placement among RB Capital and the management and advisors of the Company and the proposed Investors. RB Capital agrees promptly to provide, and to cause its advisors to provide, the Placement Agent upon request with all information reasonably deemed necessary by it to satisfy its due diligence requirements and to complete successfully the private placement. In addition, RB Capital and the Placement Agent agree to conduct the Offering in a manner intended to qualify for the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act") provided by Section 4(2) and Regulation D thereunder, and in compliance with applicable state "blue sky" laws and applicable securities laws of other jurisdictions. RB Capital shall be responsible for making all filings and taking all other actions as are required to comply with such blue sky and other applicable securities laws.


     RB Capital hereby represents and warrants that (i) all information concerning RB Capital or Rock Bottom that is provided by RB Capital is complete and accurate to the best of RB Capital's knowledge in all material respects and not materially misleading, (ii) the information to be contained in the private placement memorandum, as amended or supplemented, and in the materials prepared by RB Capital and provided to Investors as part of the offering or due diligence process, will (taken as a whole) not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such information is provided and (iii) the final financial projections concerning the Company which have been made available to BRS have been prepared in good faith based upon assumptions which RB Capital believes to be reasonable. BRS will be using and relying on such information and projections without independent verification thereof.

     As consideration for the engagement and commitment of BRS, RB Capital agrees to pay to BRS the fees and expenses set forth in the Engagement Letter. In addition, RB Capital agrees to pay to BRS a Commitment Fee for the Junior Equity Securities equal to 3% of the $4 million commitment (or $120,000) upon the execution of this letter agreement, plus a Funding Fee equal to 1% of the amount, if any, actually funded under such commitment, payable upon such funding. The Commitment Fee and the Funding Fee are in addition to, and not in lieu of, the fees and expenses set forth in the Engagement Letter.

     In addition to the terms and conditions of the Securities outlined under separate cover, BRS' commitment hereunder is subject to the following: (i) the negotiation, execution and delivery prior to July 15, 1999 (unless such date shall have been extended by mutual agreement of the parties hereto) of definitive documentation with respect to the Securities satisfactory to BRS and RB Capital; proveded that as soon as BRS deems reasonably practicable after RB Capital has signed the Commitment Letter, BRS shall endeavor in good faith to commence the

Mr. Frank B. Day
March 18, 1999
Page 3

internal procedures necessary to extend to August 15, 1999 the date on which this commitment expires; provided further that BRS shall have no obligation to commence such procedures necessary if it in good faith determines that the conditions precedents to the Closing as set forth in the Commitment Letter could not reasonably be anticipated to be satisfied on August 15, 1999 and it is understood that this is not a guarantee that such expiration date shall be extended; (ii) completion of the Transaction as presented to us, including but not limited to (a) the purchase of Rock Bottom's common stock and options not owned by Mr. Frank Day and the insider buying group (except with respect to options as otherwise agreed in writing by such optionees) at a purchase price no greater than $10.00 per share; (b) the commitment of approximately $60 million of senior credit facilities on terms and conditions substantially in the form contained in the proposed terms and conditions attached to the commitment letter from BankBoston, N.A. (the "Senior Secured Credit Facilities) and the purchase of $2 million of Junior Equity Securities by Mr. Frank B. Day and other members of the insider buying group (provided that such $2 million of Junior Equity Securities may be purchased by investors other than Mr. Frank B. Day or other members of the insider buying group, but only as set forth in the last two sentences of the second paragraph of this letter agreement); (c) day one revolver usage not exceeding $1.75 million;
(d) the fairness opinion of Piper Jaffray delivered in connection with the Transaction; (iii) no material adverse change in the business, assets, prospects, financial condition or income of the Company; (iv) Frank B. Day will be chairman of the board of the Company upon of the Transaction; (v) no material misstatements in or omissions from the materials previously furnished to BRS for its review, including without limitation, Rock Bottom's projected financial information for the fiscal year ended December 27, 1998
(vi) the receipt by all parties to the transaction of all necessary regulatory, shareholder, creditor and other third party approvals, including without limitation, evidence of compliance with all laws applicable to any of the parties to the transaction, subject to exceptions as reasonably agreed to by BRS; (vii) BRS's receipt of satisfactory evidence of appropriate corporate and other approval of all proposed transactions as well as opinions of counsel, reasonably satisfactory to it as to, among other things, the due consummation of the transactions, legality, validity, and binding effect of all loan, security and related documents, and the absence of any violation of any law, regulation or contract arising out of, or related to, the Transaction; (viii) the absence of any litigation or other proceeding which prevents, or makes illegal or impracticable, the consummation of the transactions contemplated or is likely to be determined adverse to the Company and the result of which would have a material adverse effect on RB Capital or the Company; (ix) the absence of a material default under any material contract or agreement of RB Capital or the Company or its subsidiaries, except any default that would not have a material adverse effect on the Company and its subsidiaries taken as a whole; and (x) receipt by BRS of a satisfactory day one balance sheet and sources and uses of funds, showing the effects of the Transaction, the refinancing required as a result of the Transaction, and compliance with financial

Mr. Frank B. Day
March 18, 1999
Page 4

covenants and other terms and conditions of the Senior Secured Credit Facilities being offered to RB Capital pursuant to a separate commitment letter.

     RB Capital agrees that, so long as this letter is in effect, RB Capital will not accept or solicit any offer or commitment from, or execute any agreement with, any other potential source of financing for the Transaction, without BRS' prior written consent, other than (i) the Senior Secured Credit Facilities and (ii) the $2 million of Junior Equity Securities to sold to Mr. Frank B. Day and other members of the insider buying group; provided, however, that nothing herein shall prevent RB Capital from selling in excess of $2 million of Junior Equity Securities to persons other than those solicited by BRS, thereby reducing the amount of Junior Equity Securities (a) to be placed by BRS and (b) that are covered by this commitment; provided, further that the Commitment Fee for the Junior Equity Securities, however, will not be impacted.

     By executing this letter agreement, RB Capital confirms that the indemnification provisions set forth in the Engagement Letter shall apply to BRS' engagement and commitment hereunder, and that the provisions contained therein shall remain in full force and effect notwithstanding that definitive financing documentation for the Securities may not have been executed and delivered and that this letter agreement (or the commitments hereunder) may have been terminated, except that such provisions shall not survive, and shall expire and terminate upon, the execution and delivery of definitive financing documentation by BRS and RB Capital containing provisions that replace the indemnification contemplated hereunder. RB Capital also agrees that such definitive financing documentation shall include a separate placement agency and/or underwriting agreement, as contemplated by the Engagement Letter.

     BRS understands that its commitment hereunder and the terms of the Securities will be required to be included or disclosed in the Schedule 13E-3 and the proxy statements to be provided to Rock Bottom's stockholders and filed with the Securities and Exchange Commission, and BRS agrees to such inclusion and disclosure; provided that such inclusion and disclosure shall be in form and substance reasonably acceptable to BRS and its legal counsel. Except as provided in this paragraph, BRS' commitment, and the terms thereof, shall not be disclosed to any party without BRS' prior written consent.

     This letter shall be governed by and construed in accordance with the laws of the State of New York. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one agreement. This letter agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon or create any rights in favor of any person other than the parties hereto.

Mr. Frank B. Day
March 18, 1999
Page 5

      If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing in the appropriate spaces provided below and returning to us the enclosed duplicate originals of this letter agreement no later than 5:00 p.m. EST on Monday, March 22, 1999. Our commitment hereunder will expire at such time in the event we have not received such executed originals in accordance with the preceding sentence.

                                        Very truly yours,

                                        BANCBOSTON ROBERTSON STEPHENS INC.
                                          as Placement Agent


                                        By:  /s/ Clark Callander
                                            ----------------------------------
                                        Name:  Clark Callander
                                        Title: Managing Director


Accepted and Agreed to on and
  as of March 18, 1999

RB CAPITAL INC.


By: /s/  Frank B. Day
   ---------------------------------
     Name:  Frank B. Day
     Title: President

                                 ACQUISITION CORP.

               UP TO $22,000,000 SENIOR SUBORDINATED BRIDGE LOAN AND
             SENIOR SUBORDINATED ROLLOVER LOAN WITH DETACHABLE WARRANTS

                             __________________________

A.  SENIOR SUBORDINATED BRIDGE LOAN:

BORROWER:                RBR Acquisition Corp., which immediately following the
                         funding will be merged with and into Rock Bottom
                         Restaurants, Inc. and its successors (collectively the "Issuer" or the "Company").

GUARANTOR:               RB Capital, Inc.

LOAN:                    Senior Subordinated Bridge Loan (the "Bridge Loan").

PRINCIPAL AMOUNT:        (Up to) $22,000,000

LENDER:                  BankBoston, N.A. or one of its subsidiaries

USE OF PROCEEDS:         To partially finance the purchase of substantially all
                         the common stock and stock options of Rock Bottom
                         Restaurants, Inc. not owned by Frank Day and other insiders, to refinance existing Funded Debt
                         (collectively the "Transaction") and to pay fees and expenses associated with the Transaction.

CLOSING DATE:            Q2-1999, or such other date as may be agreed between
                         the Lender and the Issuer.

FINAL MATURITY:          Six months after the Closing Date.

AMORTIZATION:            Bullet payment at Final Maturity.

INTEREST RATE:           LIBOR+6.00% compounded monthly, and payable at
                         maturity.

FEES: (i) 2% Structuring and Commitment Fee, payable at the time that the commitment is accepted;
                         (ii) 1% Funding Fee, payable if and when the Bridge Loan is funded;
                         (iii) 4% Placement Fee on proceeds of any subordinated debt (subject to a minimum Placement Fee of $750,000 per the letter agreement between BancBoston Robertson Stephens Inc. and Mr. Frank B. Day dated December 3,
                         1998), payable upon the successful placement of the permanent Subordinated Notes, with Bank Boston or with a third party.

OPTIONAL PREPAYMENT:     Prepayable in whole at par at any time.

COVENANTS:               Those customarily found in loan agreements for similar
                         financings and additional covenants deemed appropriate by the Lender in the context of the proposed transaction. Such covenants may include but not be limited to (a) maintenance of corporate existence, (b) maintenance of records, properties and insurance, (c) payment of taxes, claims, and other obligations, (d) compliance with applicable agreements and laws (e) notification of litigation, investigations and other adverse changes, (f) rights of inspection and access to business premises and records, (g) financial information rights, (h) limitations on (i) indebtedness, (ii) liens, (iii) guarantees and other obligations, (iv) loans, advances and other investments, (v) mergers, consolidations, sales of assets, and changes in control, (vi) change in business strategies, (vii) capital expenditures and operating leases, (viii) dividends and other distributions, (ix) investments in new subsidiaries, (x) transactions with affiliates, (xi) changes in fiscal year and accounting methods, (xii) restrictive agreements,
                         (xiii) amendments and prepayments of debt, and
                         (xiv) amendments of material contracts.

                         Principal financial covenants will, to the extent acceptable to the Lender, track the covenants set forth in the senior bank indebtedness at levels generally more lenient to the Borrower.

EVENTS OF DEFAULT:       To include, without limitation, the following:
                         (a)      failure to pay interest within 10 days after
                                  the due date;
                         (b)      failure to pay principal when due;
                         (c)      covenant defaults not cured within 30 days
                                  after notice; payment default by the Borrower or any Restricted Subsidiary with respect to an amounts owing in excess of $2,000,000;
                         (e)      cross acceleration to other borrowed money
                                  agreements of the Borrower or any Restricted
                                  Subsidiary in excess of $250,000 including the Senior Credit Facilities;
                         (f)      other usual defaults including insolvency,
                                  bankruptcy (resulting in automatic
                                  acceleration of the Subordinated Loans) and judgment defaults.

                         Note: Unless the Senior Credit Facilities have been accelerated, the Investors must give the Agent for the Senior Credit Facilities at least 10 days' notice prior to acceleration of the Subordinated Loans (except per (f) above). The amount due upon acceleration shall be principal, interest and other fees.

TERMS OF SUBORDINATION:  The Subordinated Loans shall be subordinated to the prior payment in full of all Senior Debt and Permitted Refinancings thereof. Subordination provisions to be negotiated but in any event to be reasonably satisfactory to the Senior Lenders.

EXPENSES:                All reasonable fees of Counsel to the Lender and other
                         reasonable out-of-pocket expenses incurred in connection with the transaction will be paid by the Borrower.

B.     THE SENIOR SUBORDINATED ROLLOVER LOAN/PERMANENT FINANCING

ISSUER: RBR Acquisition Corp., which immediately following the initial funding will be merged with and into Rock Bottom Restaurants, Inc. and its successors (collectively the "Issuer" or the "Company").

GUARANTOR:               RB Capital, Inc.

ISSUE:                   Senior Subordinated Rollover Note (the "Note").

PRINCIPAL AMOUNT:        $22,000,000

PLACEMENT AGENT:         BancBoston Robertson, Stephens Inc. ("BRS").

USE OF PROCEEDS:         To partially finance the acquisition of substantially
                         all of the common stock and stock options of Rock
                         Bottom Restaurants, Inc. not owned by Frank Day and others in the buying group, to refinance existing
                         Funded Debt and to pay fees and expenses associated with the transaction; or to finance the takeout of the Senior Subordinated Bridge Loan.

CLOSING DATE:            Q2-1999, or such other date as may be agreed between
                         the Noteholders and the Issuer.

FINAL MATURITY:          8 years from the Merger Closing Date (one year after
                         maturity of Senior Credit Facility).

INTEREST RATE:           12% per annum, payable in cash, quarterly in arrears
                         computed on the basis of twelve 30-day months in a year of 360 days.

REQUIRED PREPAYMENT:     Bullet payment at Final Maturity.

                         The Notes will be due in full at the time of an IPO, or in the event of a sale, merger or liquidation of the Company, or a Change of Control.

OPTIONAL PREPAYMENT:     The Notes may be prepaid in whole or in part after the
                         third year following the Closing Date, provided that
                         such prepayments do not cause Issuer to violate any
                         covenants as defined hereof or in the Senior Credit
                         Facility Agreement.  After such date, the Notes may be
                         prepaid in whole or in part on any interest payment
                         date, subject to prepayment premiums as set forth
                         below:
                         -        Year 4                               4.00%
                         -        Year 5                               3.00%
                         -        Year 6                               2.00%
                         -        Thereafter                           0.00%

PRINCIPAL FINANCIAL
 COVENANTS:              Usual and customary for a transaction of this type.
                         Consolidated Financial Covenants will be measured quarterly (except for Minimum Net Worth, which will be measured annually) and set at levels slightly looser than identical bank loan covenants. Principal
                         Financial Covenants will include, but may not be limited to, the following:
                         (a)      Minimum Net Worth
                         (b)      Maximum Consolidated Leverage Ratio
                         (c)      Minimum Consolidated Cash Flow Ratio
                         (d)      Minimum Consolidated EBITDAR/Interest and
                                  Rental Expense
                         (e)      Limitation on Consolidated Capital
                                  Expenditures

EVENTS OF DEFAULT:       To include, without limitation, the following:
                         (a)      failure to pay interest within 10 days after
                                  due date;
                         (b)      failure to pay principal when due;
                         (c)      covenant defaults not cured within 30 days
                                  after notice;
                         (d)      payment default by the Issuer or any
                                  Restricted Subsidiary with respect to an amounts owing in excess of $2,000,000 and such default continues for 30 days;
                         (e)      cross acceleration to other borrowed money
                                  agreements of the Issuer or any Restricted
                                  Subsidiary in excess of $250,000 including
                                  the Senior Credit Facilities; and
                         (f)      other usual defaults including insolvency,
                                  bankruptcy (resulting in automatic
                                  acceleration of the Notes) and judgment
                                  defaults.

                         Note: Unless the Senior Credit Facilities have been accelerated, prior to a Payment Blockage Period, the Investors must give the Agent for the Senior Credit Facilities at least ten days' notice prior to acceleration of the Notes (except per (f) above). The amount due upon acceleration shall be principal, interest and other fees and the prepayment premium.

TERMS OF SUBORDINATION:  The Notes shall be subordinated to the prior payment in full in cash of all Senior Debt and Permitted Refinancings thereof. Subordination provisions to be negotiated but in any event to be reasonably satisfactory to the Senior Lenders.

COUNSEL TO LENDERS:      To be appointed by the Investors (or, in the case of
                         any investor group, the lead Investor), subject to the approval of the Issuer.

CONTINGENCIES:           The financing will be contingent on the successful
                         completion of legal documentation satisfactory in all respects to the Noteholder.

EXPENSES:                All reasonable fees of Counsel to the Investors and
                         other reasonable out-of-pocket expenses incurred in connection with the transaction will be paid by the Issuer. In the event that the transaction is not completed, legal fees will be capped at $50,000.

C.  THE WARRANTS

ISSUE: Warrants issued by RB Capital, exercisable into [ %] of the fully diluted voting common stock of the Issuer("Warrant Shares"). [calculated to provide
                         3rd party Investor with a [***%] to [***%] IRR or BKB with a [***%] to [***%] IRR over a five year holding period based on the final MBO model and any adjustments that may be necessary to maintain the model's accuracy].

EXERCISE FEATURE:        Exercisable in whole or in part at any time after
                         four years into Warrant Shares at the Exercise Price, subject to certain adjustments. The Warrants may be exercised prior to four years if: (i) the Issuer has consummated a public equity offering of at least $10 million (an "IPO"); (ii) there is a Change of Control;
                         or (iii) the Borrower is in default under the Senior
                         Subordinated Note Agreement. Such Warrant Shares are to be identical in every respect to the Class A common stock of the Company.

EXERCISE EXPIRATION:     Up to 10 years from the Closing Date.

EXERCISE PRICE:          The exercise price of the Warrants shall be a nominal
                         amount.

PURCHASE PRICE:          The purchase price of the Warrants shall be a nominal
                         amount.

DISPOSAL RIGHTS:         (1) Put
                         Holders of the Warrants shall, on the earlier of the fifth anniversary of the Closing Date or upon a change in control of the Company, subject to availability of financing on a "best efforts" basis and necessary approvals, including approval of the Banks and holders of the Senior Credit Facilities, if required, have the right until expiration to require the Issuer to purchase a minimum of 50% and up to all of their Warrants, or if exercised the Warrant Shares (the
                         "Put") at the Fair Market Value of the Company's equity divided by the number of Shares Deemed
                         Outstanding. The Put shall expire after an IPO. If holders exercise the Put for less than 100% of the Warrant Shares prior to year six, RB Capital has the right to call the remainder before six years.

                         (2) Call
                         The Issuer shall, after six years, subject to availability of financing and necessary approvals, including approval of the Banks and holders of the Senior Credit Facilities if required, have the right until expiration to purchase a minimum of 50% and up to all of the Warrants, or if exercised the Warrant Shares (the "Call") at the Fair Market Value of the Company divided by the number of Shares Deemed Outstanding. The Call shall expire upon closing of an IPO. The Noteholders shall have the right to a Valuation Adjustment up to 270 days after the Call under conditions whereby the Company is sold or experiences a change in control for a valuation materially in excess of the calculation for the Call.

FAIR MARKET VALUE:       The Fair Market Value of the Company means the fair
                         market value of the Company's equity securities. Upon the occurrence of an event requiring a determination of Fair Market Value, the Company and the Holders seeking such determination shall use their best efforts to agree upon the same. If they cannot so agree within 15 days after such event, then Fair
                         Market Value will be determined by a nationally-recognized investment banking firm chosen jointly by the Company and such Holders. The expense of said valuation shall be borne as follows: if the valuation is within 5% of the Fair Market Value determined by the Company's Board of Directors (the "Company
                         Valuation"), then said expenses shall be borne completely by the Holders; if the valuation is within such amount as is greater than

                         5% but less than or equal to 10% of the Fair Market Value determined by the Company's Board of Directors (the "Company Valuation"), then said expenses shall be borne one-half by the Company and one-half by the Holders seeking such determination; if the valuation is more than 10% higher than the Company Valuation, then said expense shall be borne completely by the Company; if the valuation is more than 10% lower than the Company Valuation, then said expense shall be borne completely by the Holders seeking such determination.

TRANSFERABILITY:         Subject to a right of first offer to the Company,
                         transferable with the consent of RB Capital, whose consent shall not be unreasonably withheld, in whole or in part, with or without the Notes, to other
                         Financial Institutions, subject to compliance with securities laws.

ANTI-DILUTION
PROVISIONS:              Weighted average anti-dilution provisions for
                         adjustments of the number of Warrants for stock splits and combinations, stock dividends, below market stock sales, including sale of debt or equity securities convertible into or exchangeable for common stock at below market prices (excluding employee stock options or restricted stock included in the fully diluted capitalization), distributions, merger, consolidations, and reorganizations. In the event that BRS exercises its commitment to purchase the Junior Equity Securities, such securities shall have full ratchet anti-dilution provisions with respect to the above.

TAG ALONG RIGHTS:        Holders of the Warrants and/or Warrant Shares shall
                         have the right to participate (without paying any portion of the transaction costs associated with the sale except for their own legal expense) in sales of Class A or Class B common stock by Mr. Frank Day to any unaffiliated third party in excess of de minimus amounts, such participation to be pro-rata with shares sold by Mr. Day. Tag Along Rights expire on closing of an IPO.

DRAG ALONG RIGHTS:       Holders of the Warrants shall be obligated to sell all
                         of their Warrants and/or Warrant Shares in the event of the sale of all or substantially all of the common stock of the Issuer to an unaffiliated third party on the same terms and conditions and at a price equal to the price paid to the Class A common stockholders.
                         These rights will expire upon completion of an IPO.

PRE-EMPTIVE RIGHTS:      Holders of the Warrants shall have a right of first
                         offer to purchase all future equity or equity-linked securities to be offered by the Issuer (other than to employees, consultants, directors or other insiders under company compensation arrangements) pro-rata on the same terms and conditions and at a price equal to the price paid by purchasers of such securities.
                         These rights will expire upon completion of an IPO.

REGISTRATION RIGHTS:     If the Issuer proposes to register any of its common
                         stock in connection with an underwritten public distribution, holders representing at least 10% of the warrant shares may request the Issuer to register any Warrant shares. Piggyback registration rights shall expire for Holders of less than 2% of the Company's outstanding stock as soon after an IPO as all of such Holder's stock may be sold under Rule 144 during any 90-day period. If in the opinion of the underwriter the public offering must be limited in size below the aggregate number of Warrant shares requested for registration, other shares with piggyback registration rights that have requested registration, and the shares being sold in the offering, the shares of the requesting Holder/s and any other shares requesting under similar piggyback registration rights will be reduced pro rata to the amount specified by the underwriter. The registration expenses (exclusive of underwriting discounts and special counsel fees of a selling shareholder) of piggyback registrations provided for above will be borne by the

                         Company, and all other expenses of registered offerings shall be borne pro rata among the selling shareholders and, if it participates, the Company. In addition, after an IPO, holders of at least 50% of the outstanding Warrants or Warrant Shares will have the right to one registration upon demand at no expense to the holders (except holders' counsel fees and underwriting commissions), provided that the Issuer will not be obligated to register any common stock upon demand less than six months after the date of the most recent sale of securities in an underwritten pubic offering pursuant to an effective registration statement. The rights of the parties in connection herewith will also be subject to other provisions which are reasonable and customary under the circumstances, including, without limitation, representations and warranties and cross-indemnity from the parties.

BOARD REPRESENTATION:    The lead investor shall have the right to nominate one
                         member of the board of directors. This right shall terminate upon the earlier of an IPO or such time as warrant shares issued or issuable represent less than 5% of the shares deemed outstanding.

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JUNIOR EQUITY SECURITIES

ISSUER:                  RB Capital

ISSUE: Class B common stock with rights similar to those of the existing class of common shares except for the addition of a Disposal Right after 8 years. The Junior Equity Securities will be priced to yield approximately a [***%] IRR.

CONVERSION:              Convertible into Class A common stock upon an IPO.

PRINCIPAL AMOUNT:        Up to $4,000,000.

PLACEMENT AGENT:         BancBoston Robertson Stephens Inc. ("BRS").

USE OF PROCEEDS:         To partially finance the acquisition of substantially
                         all of the common stock and stock options of Rock
                         Bottom Restaurants, Inc. not owned by Frank Day and certain others in the buying group, to refinance certain existing Funded Debt and to pay fees and expenses associated with the transaction

COUNSEL TO INVESTORS:    To be appointed by the Investors (or, in the case of
                         any investor group, the lead Investor, which are expected to be the same investors as the subordinated notes issue), subject to the approval of the Issuer.

EXPENSES:                All reasonable fees of Counsel to the Investors and
                         other reasonable out-of-pocket expenses incurred in connection with the transaction will be paid by the Issuer.


DISPOSAL RIGHTS:         Holders of the Junior Equity Securities shall have a
                         disposal right after 8 years which is to be negotiated, subject to the approval of the senior and subordinated debt holders. Disposal rights terminate in the event of an IPO.

TRANSFERABILITY:         Subject to right of first offer to the Company,
                         transferable with the consent of RB Capital, whose consent shall not be unreasonably withheld, in whole or in part, to other Financial Institutions, subject to compliance with security laws.

TAG ALONG RIGHTS:        Holders of the Junior Equity Securities shall have the
                         right to participate (without paying any portion of the transaction costs associated with the sale except for their own legal expense) in any sale of Class A or Class B common stock by Mr. Frank Day to any unaffiliated third party in excess of de minimus amounts, such participation to be pro-rata with the shares sold by Mr. Day. Tag Along Rights expire on closing of an IPO.

DRAG ALONG RIGHTS:       Holders of the Junior Equity Securities shall be
                         obligated to sell all of their shares in the event of the sale of all of the common stock of the Issuer to an unaffiliated third party on the same terms and conditions and at a price equal to the price paid to the common stockholders. These rights will expire upon completion of an IPO.

PRE-EMPTIVE RIGHTS:      Holders of the Junior Equity Securities shall have a
                         right of first offer to purchase all future equity or equity-linked securities to be offered by the Issuer
                         (other than to employees, consultants, directors or other indsiders under company compensation arrangements) pro-rata on the same terms and conditions and at a price equal to the price paid by purchasers of such securities. These rights expire upon completion of an IPO.

REGISTRATION RIGHTS:     If the Issuer proposes to register any of its common
                         stock in connection with an underwritten public distribution, any holder may request the Issuer to register any shares. Piggyback registration rights shall expire for Holders of less than 2% of the Company's outstanding stock as soon after an IPO as all of such Holder's stock may be sold under Rule 144 during any 90-day period. If in the opinion of the underwriter the public offering must be limited in size below the aggregate number of shares requested for registration, other shares with piggyback registration rights that have requested registration, and the shares being sold in the offering, the shares of the requesting Holder/s and any other shares requesting under similar piggyback registration rights will be reduced pro rata to the amount specified by the underwriter. The registration expenses (exclusive of underwriting discounts and special counsel fees of a selling shareholder) of piggyback registration provided for above will be borne by the Company, and all other expenses of registered offerings shall be borne pro rata among the selling shareholders and , if it participates, the Company. In addition, after an IPO, holders of at least 50% of the outstanding shares will have the right to one registration upon demand at no expense to the holders (except holders' counsel fees and underwriting commissions), provided that the Issuer will not be obligated to register any common stock upon demand less than six months after the date of the most recent sale of securities in a underwritten public offering pursuant to an effective registration statement. The rights of the parties in connection herewith will also be subject to other provisions which are reasonable and customary under the circumstances, including, without limitation, representations and warranties and cross-indemnity from the parties.

BOARD REPRESENTATION:    Observation rights.  This right shall terminate with
                         respect to all investors upon an IPO or individually at such time as shares issued or issuable to the investor represent less than 2% of the shares deemed outstanding (provided that there shall remain at least one observer to represent the investors as a group).